Exhibit 5.1

DLA Piper LLP (US) 51 John F. Kennedy Parkway, Suite 120 Short Hills, New Jersey 07078-2704 www.dlapiper.com

T: 973-520-2550

F: 973-520-2551

July 10, 2023

Iovance Biotherapeutics, Inc.

999 Skyway Road, Suite 150

San Carlos, California 94070

Re: Securities Being Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Iovance Biotherapeutics, Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of an aggregate of 23,000,000 shares (which includes 3,000,000 shares that may be sold upon exercise of the underwriters’ option to purchase additional shares) (the “Shares”), pursuant to an underwriting agreement dated July 10, 2023 by and among the Company, Goldman Sachs & Co. LLC and Jefferies LLC, as representatives of the several underwriters named therein (the “Underwriting Agreement”), and the Company’s Registration Statement on Form S-3 (File No. 333-272718) and accompanying Prospectus Supplement dated July 10, 2023 (the “Prospectus Supplement”), each filed under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The number of Shares shall include all shares of the Company’s common stock registered in connection with the offering contemplated by the Registration Statement, including any additional shares of common stock registered by the Company pursuant to Rule 462(b) under the Act.

In connection with this opinion letter, we have examined the Registration Statement, the Prospectus Supplement, the Underwriting Agreement and originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation, as amended, of the Company as filed with the Secretary of State of the State of Delaware, the Bylaws of the Company and the minutes of meetings of the stockholders and the Board of Directors of the Company, and the Pricing Committee thereof, as provided to us by the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement and the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the base prospectus included in the Registration Statement and the Prospectus Supplement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)